UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest event Reported): June 6, 2014

CHINA BIOLOGIC PRODUCTS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34566	75-2308816
(State or other jurisdiction of	(Commission File No.)	(IRS Employer ID No.)
incorporation or organization)

18th Floor, Jialong International Building
19 Chaoyang Park Road
Chaoyang District, Beijing 100125
People’s Republic of China

(Address of Principal Executive Offices)

86-10-6598-3166

Registrant's telephone number, including area code

____________________________________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM 8.01. OTHER EVENTS.

Except as otherwise indicated by the context and for the purposes of this report only, references in this report to “our company,” “China Biologic,” “we,” “us,” or “our” are to the combined business of China Biologic Products, Inc., a Delaware corporation, and its direct and indirect subsidiaries.

Any statement contained in our annual report on Form 10-K for the year ended December 31, 2013 filed with the Securities Exchange Commission on March 12, 2014, or the Form 10-K, is deemed to be modified or superseded to the extent that a statement contained in this report modifies or supersedes that statement.

Our Competitive Strengths

Leading producer of plasma products in China well-positioned to capture future market growth

We are the largest non-state-owned producer of plasma products and the second largest producer in China based on 2012 sales, according to The Marketing Research Bureau, Inc., or MRB, an independent research firm. We have a strong product portfolio with over 20 different dosage forms of plasma-based products. In the albumin segment, which accounts for a majority of the market in China, we are the second largest domestic producer with a market share of 8.7% based on 2012 sales. In the fast growing segment of immunoglobulin for intravenous injection, or IVIG, which is expected to expand at a compound annual growth rate, or CAGR, of 18.7% from 2012 to 2018, we are the second largest producer overall in China with a market share of 14.8% based on 2012 sales.

Capitalizing on our leading market position, we believe that we are well-positioned to capture future growth of the plasma products market in China because of the following market characteristics and trends:

•	Stringent regulation and high entry barrier. The plasma products market in China has been heavily regulated since the State Council ceased issuing new plasma fractionation licenses in 2001. There are only 33 licensed producers of plasma products in China, of which only 22 to 25 are currently in operation. Furthermore, foreign investment in domestic producers is restricted and subject to a stringent approval process. As a result, existing China-based producers with large production capacities, such as our company, face limited competition and are uniquely positioned.

•	Demand outstripping supply. Due to stringent regulations on raw material supply and general lack of plasma donation, there has been a shortage of plasma products in China since the 1980s. In 2010, China’s Ministry of Health estimates that China’s market demand for plasma products was 8000 tonnes per annum while domestic supply only met approximately half of such demand. Such gap between demand and supply enhances pricing power for market leading producers, such as our company, and it is expected that this will likely to continue in the foreseeable future.

•	Ban on imports. As a measure to prevent a range of viral risks, China strictly prohibits the importation of plasma-based products except for human albumin and recombinant factor VIII products. In those market segments, such as IVIG, where importation is prohibited, domestic producers, such as our company, are shielded from competition from their multinational peers.

•	Low consumption level and huge growth potential. While China’s plasma products market has experienced rapid growth in recent years, China’s per capita consumption of plasma products lags behind developed countries substantially. As a result of factors such as increasing awareness of health benefits of plasma products and rising affordability of plasma products since the commencement of China’s healthcare reform, it is projected that China’s plasma products market will continue to have substantial growth potential.

•	Increasing market concentration of top players. China’s current landscape of plasma products producers is relatively fragmented. However, factors such as stringent regulations, tightened quality control and heavy capital expenditure requirements have contributed to increasing industry consolidation in recent years. We believe that market leaders backed by stable plasma supplies with further collection expansion potentials, strong product portfolios and robust research and development capabilities will be able to continue to solidify their position, and further gain development advantages.

Stable supply of plasma with strategically located collection stations

Our ability in securing and expanding our supply of plasma, a critical raw material for our operations, is one of our key strengths. Our plasma collection network consists of 12 captive plasma stations. We are the second largest plasma collector in China in terms of 2012 collection volume with approximately 15% of the total national supply, according to MRB.

We operate eight plasma collection stations in Shandong province, two in Guangxi province and two in Guizhou province, covering 31 cities and counties with an aggregate population of approximately 38.4 million. Shandong province has one of the largest population and Guangxi and Guizhou provinces are among the least economically developed regions in China — both favorable characteristics underpinning a strong and stable plasma supply.

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We continuously seek innovative ways to access and attract potential donors. Our message focuses on promoting the life-saving and other social contribution aspects of plasma donation. To this end, we regularly organize a variety of community events to spread our message, while also regularly reviewing our donor compensation to ensure that it remains competitive. In addition, we actively seek to expand the geographic territories of our existing collection stations to gain access to additional donor populations. As a result, our plasma collection volume increased 16% from 2012 to 2013.

Unique and effective sales model targeting hospitals

Our sales model focuses on direct sales to hospitals and inoculation centers and is complemented by distributor sales, which we believe is unique in the industry. Under this sales model, our products reach all of the 31 provinces, municipalities and autonomous regions in China.

In 2013, 66.8% of sales of our plasma products were generated from direct sales, and as of December 31, 2013, our direct sales network covered more than 1,000 hospitals and inoculation centers. Our sales and marketing team, consisting of 132 employees as of December 31, 2013, is responsible for the sales and marketing efforts to our end customers and provide product educational programs and other sales support directly to doctors and nurses. These efforts are designed to ensure effective and seamless communications with our end-customers and provide us with first hand intelligence on latest industry trends and market demands. For example, our sales and marketing team actively promotes new IVIG indications that are widely accepted in developed countries but less known among Chinese doctors. These efforts contributed significantly to the growth of our IVIG sales, which captured a 21% market share among all hospital IVIG prescriptions in China, the largest market share among all producers of plasma products, based on 2013 sales volume, according to a database maintained by Chinese Pharmaceutical Association.

Our direct sales network is complemented by sales through distributors, which accounted for 33.2% of our total sales in 2013. We select our distributors through a rigorous process, which focuses on market leadership in the covered region, the degree of control we have over which hospital end customers to whom our products are sold (i.e. larger and higher tiered hospitals are preferred), and the level of access we have to our hospital end customers (i.e. greater access enables us to better track the sales of our products to our end customers).

We believe that our unique sales model of focusing on direct sales is cost-effective and has helped us to achieve strong financial performance. Our selling expenses as a percentage of sales in 2011, 2012 and 2013 was 9.5%, 7.8% and 5.2%, respectively; our operating margin was 21.0%, 40.3% and 42.7%, respectively, during the same period; and our net profit margin during the same period was 11.9%, 24.5% and 26.9%, respectively.

Robust near-term product pipeline to capture full plasma value chain backed by strong research and development capabilities

We currently have five new products under development, with one of them in registration stage and expected to be commercially launched by 2015 and one in clinical trial stage and expected to be commercially launched by 2016. Since different types of plasma products utilize different protein components in plasma, our expanding product portfolio increases our comprehensive plasma utilization ratio, which we expect will in turn lead to higher profit margin. With our current and pipeline products, we believe that by 2016, our product offerings will be able to capture substantially all of the value along the plasma products value chain.

Our ability to continuously bring new products to market reflects a research and development process that is designed to be demand-driven and highly responsive to physician feedback and the latest trends in medicine. To complement our research and development efforts, we also work closely with a number of leading research institutes in China specializing in plasma products. As of March 31, 2014, we had 40 patents for plasma products.

Experienced and Committed Management Team

We have an experienced, dedicated and visionary management team with extensive operational expertise and an in-depth understanding of the pharmaceutical industry in China. Our Chairman and Chief Executive Officer, Mr. David (Xiaoying) Gao, with more than 12 years of experience in the pharmaceutical industry, was instrumental in the development and implementation of our growth strategy. Before joining our company, Mr. Gao was the chief executive officer of BMP Sunstone Corporation before being acquired by Sanofi. Our Chief Financial Officer, Ming Yang, has more than 17 years of financial management and accounting experience. Mr. Guangli Pang and Mr. Gang Yang, the general manager of Shandong Taibang Biological Products Co., Ltd., or Shandong Taibang, and Guizhou Taibang Biological Products Co., Ltd., or Guizhou Taibang, respectively, have more than 30 and 20 years of experience, respectively, in the plasma products industry in China. Since the current senior management team was put in place in 2012, we have been committed to improving corporate governance and enhancing shareholder value. We believe our management team, with their extensive industry background and strong management talent, provides a strong foundation for the execution of our growth strategy and achievement of our goals.

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Our Industry

Overview

We operate in the plasma industry in China. We derive most of our industry related data from a China-specific report prepared by MRB for the year 2012, which was published in December 2013, and a commissioned report prepared by MRB in June 2014. MRB is an independent research firm focused on blood and plasma industry data on a global level.

China is the second largest plasma products market in the world, after the United States. According to MRB, China’s plasma products market (excluding recombinant products) grew from $0.43 billion in 2006 to $1.66 billion in 2012 in terms of sales revenue, representing a CAGR of 25.5% from 2006 to 2012. Human albumin products dominated China’s plasma products market with a market share of 57.0% in terms of sales revenue in 2012 while IVIG and hyper immunoglobulin products accounted for 28.3% and 11.5%, respectively, of the market. Other plasma-based products, including coagulation factors, accounted for the remaining 3.2% of the market in 2012. Compared to the more developed countries, China has a lower usage level of plasma products, and China’s plasma products market is significantly different in terms of product composition and range. In more developed countries such as the United States, IVIG products account for a majority of plasma product sales. This difference is mainly due to the maturity levels of the plasma industries in these countries. For instance, plasma fractionation came into existence in the 1940s in the United States, whereas in China, plasma processing appeared in the 1960s or 1970s, according to MRB. Until the early 1970s, the U.S. plasma products market was dominated by albumin products, as is the case in the Chinese market presently. The current low per-capita consumption of IVIG products in China is mainly attributable to a lack of awareness of the benefits of IVIG therapy, especially in medical conditions such as primary immune deficiency or chronic inflammatory demyelinating polyneuropathy, and general economic and healthcare spending conditions in China. China’s plasma products market is expected to be increasingly driven by IVIG products in the future as IVIG therapy becomes more widespread as a result of the combined efforts of physician education and product promotion, among other driving factors.

According to MRB, China National Biotec Group, or CNBG, a state-owned enterprise, was China’s largest plasma products manufacturer with a market share of 15.7% in terms of sales revenue in 2012. China Biologic was the second largest plasma products manufacturer and the largest non-state-owned manufacturer in 2012, with a market share of 10.7%. CSL Behring ranked third with a market share of 10.1% in 2012. According to MRB, in 2013, the production capacity and actual output of the top five domestic plasma products manufacturers in China ranged from 400 tonnes to 2,250 tonnes and from 400 tonnes to 860 tonnes, respectively.

Overall Plasma Products Market Trends

According to MRB, China’s plasma products market is expected to grow from $1.66 billion in 2012 to $3.19 billion in 2018 in terms of sales revenue, representing a CAGR of 11.5% from 2012 to 2018, which is lower than that in the previous six years, primarily due to low sales in 2006 resulting from the government’s crackdown on plasma collections in that year. The main factors driving the growth of China’s plasma products market include the following:

Stringent regulation and high entry barrier. China’s plasma products market has been heavily regulated since the State Council ceased issuing new plasma fractionation licenses in 2001. There are only 33 licensed producers of plasma products in China, of which only 22 to 25 are currently in operation. Nearly all of these producers make albumin and IVIG products, and only four of them, including China Biologic, make factor VIII products. Furthermore, foreign investment in domestic producers of plasma products is restricted and subject to a stringent approval process. As a result, existing China-based producers with large production capacities face limited competition and are uniquely positioned.

Demand outstripping supply. Due to stringent regulations on raw material supply and general lack of plasma donation, there has been a shortage of plasma products in China since the 1980s. Plasma product manufacturers sell their products at or near the maximum retail reimbursement price and generally do not engage in export sales. In the case of factor VIII products, the supply shortage is demonstrated by the growth of recombinant products which are sold at three times the price as plasma-derived factor VIII products. In 2010, China’s Ministry of Health estimated that China’s market demand for plasma products was 8,000 tonnes per annum while domestic supply only met approximately half of such demand. Such gap between demand and supply enhances pricing power for market leading producers, and it is expected that such gap will likely to continue in the foreseeable future.

Ban on imports. As a measure to prevent a range of viral risks, China strictly prohibits the importation of plasma-based products, except for human albumin and recombinant factor VIII products. In those market segments, such as IVIG, where importation is prohibited, domestic producers are shielded from competition from their multinational peers, and the demand for such products in China has been supplied entirely by domestically-sourced plasma. According to MRB, China’s plasma collection is expected to grow from 4.2 million liters in 2013 to 5.9 million liters in 2018, representing a CAGR of 6.9% from 2013 to 2018.

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Low consumption level and huge growth potential. While China’s plasma products market has experienced rapid growth in recent years, China’s per capita consumption of plasma products lags behind more developed countries substantially. In 2012, for instance, consumption of human albumin in China was approximately 149 grams per 1,000 inhabitants as compared to approximately 623 grams per 1,000 inhabitants in Italy, and consumption of IVIG in China was approximately 11 grams per 1,000 inhabitants as compared to approximately 168 grams per 1,000 inhabitants in the United States, according to MRB. As a result of factors such as increasing awareness of health benefits of plasma products and rising affordability of plasma products since the commencement of China’s healthcare reform, it is projected that China’s plasma products market will continue to have substantial growth potential.

Increasing market concentration of top players. China’s current landscape of plasma products producers is relatively fragmented. However, factors such as stringent regulations, tightened quality control and heavy capital expenditure requirements have contributed to increasing industry consolidation in recent years. For instance, China Food and Drug Administration recently issued new GMP requirements to re-certify all the fractionation plants by the end of 2013, which has resulted in the shutdown of smaller fractionation plants that were unable to upgrade their production lines by the set timeframe. Market leaders backed by stable plasma supplies with further collection expansion potentials, strong product portfolios and robust research and development capabilities are expected to be able to continue to solidify their positions and further gain development advantages.

Albumin Market Trends

According to MRB, human albumin products accounted for a majority of China’s plasma products market in 2012, which was approximately 40% larger than the albumin products market in the United States. According to MRB, China’s albumin products market grew from $406.5 million in terms of sales revenue in 2009 to $945.2 million in 2012 and is expected to grow further to $2.03 billion in 2018, representing a CAGR of 32.5% and 13.6% from 2009 to 2012 and from 2012 to 2018, respectively.

The demand for albumin products in China in 2012 was high and continued to grow as a result of the high incidence of hypoalbumiemia from liver cirrhosis and hepatitis B. Unlike many other plasma products, albumin products may be imported from other countries, and as a result many multinational plasma product manufacturers are expected to increasingly divert a large portion of their albumin products to China’s market in the future so long as the price in China remains competitive. The largest four multinational plasma product manufacturers accounted for approximately 50% of China’s albumin products market, with CSL Behring as the market leader with a market share of 17.8% in terms of sales revenue in 2012, according to MRB. CNBG and China Biologic were the largest two domestic albumin product manufacturers with a market share of 10.6% and 8.7%, respectively, in terms of sales revenue in 2012. According to MRB, the combined local and imported albumin supplies did not fully meet the demand in China in 2012 and a shortage was reported in mid-2013.

IVIG Market Trends

According to MRB, China’s IVIG products market grew from $296.8 million in terms of sales revenue in 2009 to $469.5 million in 2012, representing a CAGR of 16.5% from 2009 to 2012 and is expected to grow further to $1.32 billion in 2018, representing a CAGR of 18.7% from 2012 to 2018. According to MRB, CNBG was the market leader with a market share of 24.2% in terms of sales revenue in 2012, and China Biologic ranked second with a market share of 14.8%.

In more developed countries, the major applications of IVIG therapy are for chronic diseases such as primary immune deficiency and chronic inflammatory demyelinating polyneuropathy, which require treatment for a number of years or even lifetime. In contrast, in China, IVIG therapy is only used to treat acute diseases and infections. The substantial growth in China’s IVIG products market in recent years was mainly due to the IVIG therapy for Hand, Foot and Mouth Disease, which is not commonly known to Western medical practitioners because of its rarity in more developed countries. Compared with the markets in these countries, China’s IVIG products market is far from mature. In 2012, for instance, the per-capita consumption of IVIG products in China was 11 grams per 1,000 inhabitants, as compared to 168 grams per 1000 inhabitants in the United States, according to MRB, and therefore there is tremendous growth potential as China’s IVIG consumption draws closer to that of the United States. Developing this market requires significant efforts from IVIG manufacturers to educate physicians, the public and the health authorities on the benefits of IVIG therapy for a number of medical conditions. In more developed countries with higher per-capita consumption of IVIG products, the efficacy of IVIG therapy in a number of medical conditions was promoted by the following means over the years: clinical trials, anecdotal reports, scientific articles, educational activities for physicians and medical students, medical conferences and seminars, and promotional campaigns such as advertisements in medical journals. The role of a specialized sales force was also instrumental in the rapid acceptance of IVIG therapy in North America and Europe. In addition, patient organizations, which are largely supported by IVIG manufacturers, have also become increasingly important in recent years, as they are able to draw physicians’ attention to antibody deficiency tests. All of these factors may be replicated in China as a result of IVIG manufacturers’ educational and promotional efforts as well as economic development and healthcare spending growth in China.

Factor VIII Market Trends

According to MRB, China’s market size for plasma-derived factor VIII was $19.2 million in terms of sales revenue in 2012, as compared to $10.6 million in 2009, representing a CAGR of 21.9% from 2009 to 2012. According to MRB, only four domestic plasma product manufacturers offered plasma-derived factor VIII in 2012. Hualan Biological Engineering Inc. was the market leader with a market share of 23.9% in terms of sales revenue in 2012. Recombinant factor VIII products, primarily supplied by Bayer, accounted for approximately a quarter of China’s combined market for factor VIII in 2012, according to MRB.

Due to an acute shortage of plasma-derived coagulation factor concentrates available in China as a result of limited coagulation factor manufacturers, recombinant factor VIII products have taken a growing role in hemophilia care in China. However, since recombinant products are three times more expensive than plasma-derived factor VIII products in China, they are used only in the absence of suitable plasma-derived products. As an increasing number of China-based manufacturers, including China Biologic, commercially launched factor VIII products, the supply is expected to increase and lead to overall market growth. It is unlikely, however, that plasma-derived factor VIII will be able to fully meet the market demand if hemophilia care continues to improve in China. China’s market for factor VIII products is expected to experience a continued shortage of plasma-derived factor VIII products in the foreseeable future.

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Legal Proceedings

As disclosed in “Item 3—Legal Proceedings—Dispute among Guizhou Taibang Shareholders over Raising Additional Capital” of the Form 10-K, various lawsuits were brought against Guizhou Taibang relating to the purchases of 18,200,000 and 1,800,000 shares of Guizhou Taibang, respectively, by certain alleged strategic investors and Guizhou Jie’an Company, or Jie’an, a 9% minority shareholder of Guizhou Taibang, in 2007. Guizhou Taibang did not register the alleged strategic investors’ and Jie’an’s share purchases with the local Administration for Industry and Commerce.

On November 13, 2013, Guizhou Taibang held a shareholders meeting and the shareholders passed resolutions, or the Resolutions, that, inter alia, (i) determined that it was no longer necessary for Guizhou Taibang to obtain additional capital from investors; (ii) rejected Jie’an’s request that Jie’an subscribe for additional shares of Guizhou Taibang alone and one or more other shareholders reduce their shareholding in Guizhou Taibang; and (iii) approved the issuance of a total of 20,000,000 new shares to all existing shareholders on a pro rata basis. In December 2013, in addition to its lawsuit against Guizhou Taibang for Guizhou Taibang’s failure to register its purchase of 1,800,000 shares in 2007 with the local Administration for Industry and Commerce before the People’s Court of Huaxi District, Guiyang, Jie’an filed another lawsuit against Guizhou Taibang with the same court and requested that the court declare the Resolutions void. The case was heard on March 6, 2014 and judgment is currently pending.

Risk Factors

Some of our owned or leased properties have title defects or non-compliance, which could adversely affect our business operations.

Some of our owned or leased properties have title defects or non-compliance. We cannot assure you that we will be able to rectify such defects and non-compliance in a timely manner or at reasonable costs, if at all. In addition, we use properties built on collectively owned rural land for two of our plasma collection stations. Under PRC law, collectively owned rural land may not be used for commercial purposes and we may be required to vacate such collectively owned rural land. We plan to construct facilities on a new site and relocate one of the two collection stations there. For the other collection station, under the lease agreement for the collectively owned rural land among us, the local government and the economic collective which owns the land, the economic collective is required to assist us in securing legal rights to use such land. If the economic collective fails to perform its obligations under the lease agreement, or the lease agreement is deemed to be void, voidable or otherwise unenforceable, or if ownership disputes or claims regarding the land otherwise arise, we may be required to relocate our collection station. Any disputes or claims relating to our owned or leased properties or land or any efforts in securing alternative sites and properties could divert our resources and management’s attention from our regular business operations. In addition, we may not be able to secure alternative sites and properties, if required, in a timely manner or at reasonable costs, which could adversely affect our business operations.

Product liability claims or product recalls involving our products could have a material adverse effect on our business.

Our business exposes us to the risk of product liability claims that are inherent in the manufacturing, distribution and sale of human plasma-based pharmaceutical products. Plasma is a biological substance that is capable of transmitting viruses and pathogens, whether known or unknown. Therefore, our plasma and plasma-based products, if not properly collected, tested, pathogen-inactivated, processed, stored or transported, could cause serious disease and possibly death to patients. Further, there are viral and other infections of plasma which may escape detection using current testing methods and which are not susceptible to inactivation methods. Any infection of disease by persons using our products could result in claims against us. Since our establishment in 2002, there have been three lawsuits filed against us, as well as the hospitals and blood centers, by patients who were treated with our products and received blood and/or plasma transfusions. In two of these cases, we were ordered to contribute a portion of the compensation for the patients even though the courts did not find that our products were defective or caused the patients’ illness. The required contribution by us was immaterial in these two cases. The trial court ruled in favor of us in the third case, which is currently being appealed. We cannot assure you that there will be no future claims against us or that we will always succeed in defending against such claims. Furthermore, the presence of a defect in a product could require us to carry out a recall of such product.

A product liability claim, regardless of merit or eventual outcome, or a product recall could result in substantial financial losses, civil and criminal liabilities, administrative sanctions, revocation of business and product permits and licenses, negative reputational repercussions and an inability to retain customers. We maintain two product liability insurance policies for sales in the PRC for the products of two of our subsidiaries, Shandong Taibang and Guizhou Taibang in the amount of RMB20 million (approximately $3.2 million) each. If our products are found to be defective and our insurance coverage is insufficient to cover a successful claim against us, our financial position and operations may be materially and adversely affected.

We may fail to obtain, maintain or renew required licenses and permits for our plasma stations. In addition, if we fail to adequately monitor our plasma stations, follow proper procedures or comply with safety requirements, we may be subject to sanctions by the government, civil and criminal liability. Any of these events could have a material adverse effect on our business, reputation and prospects.

We currently operate ten plasma stations through Shandong Taibang and two plasma stations through Guizhou Taibang. Xi’an Huitian Blood Products Co., Ltd., our minority owned investee, operates three plasma stations in Shaanxi province. To ensure our development, we are seeking opportunities to build more plasma stations and expect to start operating one additional plasma station through Shandong Taibang by the end of 2014. The operation of plasma stations is highly regulated and there is no assurance that we will be able to obtain, maintain and renew the required licenses and permits for existing and new plasma stations in desirable locations or in a timely manner, if at all. For example, we have experienced difficulties and delays in obtaining and/or renewing the business licenses and collection permits for a new plasma station in Pu Bei, Guangxi Province and an existing plasma station in Weining, Guizhou Province, which was eventually closed in July 2011. While we monitor our plasma intake procedures through frequent unscheduled inspections of our stations, there remain risks that our plasma stations may fail to comply with hygiene and procedure requirements in plasma screening, collection, storage and tracking. If we fail to comply with any of these requirements, we may lose our plasma collection permits or even incur criminal liability if we are found by the government to have been criminally negligent. In the case of plasma contamination, we may also be subject to civil liability from suits brought by consumers. In addition, failure to comply with hygiene and procedure requirements may cause harm to donors, including contracting disease from other donors. Any such incident may subject us to government sanctions, civil or criminal liabilities. If any of these occurs, our business, reputation and prospects may be materially and adversely affected.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 6, 2014	CHINA BIOLOGIC PRODUCTS, INC.

	By:	/s/ David (Xiaoying) Gao
David (Xiaoying) Gao
Chief Executive Officer

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